Exhibit 3.2

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

ARTICLES OF AMENDMENT

Dividend Capital Total Realty Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by inserting the following definitions in Article V:

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 12.7 herein.

Tender Offer. The term “Tender Offer” shall mean a tender offer that is not otherwise subject to the provisions set forth in Regulation 14D of the Exchange Act.

Tendered Shares. The term “Tendered Shares” shall have the meaning as provided in Section 12.7 herein.

SECOND: The charter of the Corporation is hereby further amended by inserting the following as Section 12.7 of Article XII:

Section 12.7. Tender Offers. If any Person makes a Tender Offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the Tender Offer was for more than five percent of the outstanding Shares; provided, however, that such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such Tender Offer. If any Person initiates a Tender Offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Corporation, in its sole discretion, shall have the right, but not the obligation, to redeem such non-compliant Person’s Shares and any Shares acquired in such Tender Offer (collectively, the “Tendered Shares”) at a per Share price equal to the lowest of (i) the price then being paid per Common Share purchased in the Corporation’s latest Offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to the Reinvestment Plan), (ii) the estimated value of a Share as determined in the Corporation’s most recent valuation pursuant to Regulatory Notice 09-09 of the Financial Industry Regulatory Authority, Inc., (iii) the fair market value of a Share as determined by an independent valuation obtained by the Corporation or (iv) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Corporation may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Corporation may instruct any transfer agent to transfer such purchased Shares to the Corporation. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 12.7, including, without limitation, expenses incurred in connection with the review of all documents related to such Tender Offer and expenses incurred in connection with any purchase of Tendered Shares by the Corporation. The Corporation maintains the right to offset any such expenses against the dollar amount to be paid by the Corporation for the purchase of Tendered Shares pursuant to this Section 12.7. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 12.7 shall be of no force or effect with respect to any Shares that are then Listed.

THIRD: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: There has been no change in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Executive Vice President, General Counsel and Secretary on this 1st day of August, 2011.

ATTEST:		DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

/s/ M. Kirk Scott		By:	/s/ Guy M. Arnold (SEAL)
Name:	M. Kirk Scott	Name:	Guy M. Arnold
Title:	Chief Financial Officer	Title:	President